Exhibit 99.1

Media Contact:

Andrea tenBroek

Communications Specialist

(978) 646-1815

mediarelations@abiomed.com

Investor Relations:

Mark Vincent

Vice President

Euro RSCG Life NRP

(212) 845-4239

Mark.Vincent@eurorscg.com

ABIOMED Achieves Profitability in Second Quarter

96% Product Revenue Growth Driven By AB5000 Bridge to Recovery Platform

ABIOMED to issue full earning release and host conference call on Monday, November 1st at 11:00 a.m. Eastern Time

DANVERS, Mass. (October 26, 2004) – ABIOMED, Inc. (NASDAQ: ABMD) today released highlights of its financial results for the second quarter of fiscal year 2005 ended September 30, 2004.  ABIOMED reported a net profit of $0.5 million on $10.4 million in product revenues, or $0.02 per share, as compared to a net loss of $2.8 million or $0.13 per share for the second quarter in fiscal year 2004.  The Company’s higher product revenues were driven by sales of ABIOMED’s AB5000 platform with 129% growth versus the prior quarter.  In combination with the steady growth of BVS 5000 sales, the Company achieved the first profitable quarter in the past eight fiscal years and the first profitable quarter based on product revenues in company history.

“ABIOMED has achieved profitability based upon product sales and has now set a goal for the Company to achieve full-year profitability from ongoing business operations.  We attribute this milestone to the rapid acceptance of our AB5000 heart assist device by surgeons, addressing a tremendous need for a reliable device to help patients whose hearts might recover if given adequate time.

Our team is pleased with our momentum, but clearly recognize that we have realized only a fraction of the overall potential for our products.  We remain committed to making this technology available globally, and working with surgeons to develop practices that help ensure the best possible outcomes for their patients,” stated Michael R. Minogue, CEO and President of ABIOMED.

The potential US caseload for Bridge to Recovery patients, those who suffer from an acute cardiac event and whose hearts have the potential to recover if given support, is 60,000 patients per year.(1)  Currently, less than 1,000 patients per year actually receive temporary support from a ventricular assist device with the goal of recovery, even though the alternative is usually death.  The survival rate for patients implanted with the BVS 5000 and AB5000 systems is greater than 50% at the top 20% of centers in ABIOMED’s installed base.(2)

ABIOMED will be issuing its full financial release and hosting a conference call to discuss fiscal 2005 second quarter results on  Monday, November 1st at 11:00 a.m. Eastern Time.  This call may be heard live via our web site at www.abiomed.com.

About ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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(1) Health Research International: U.S. Opportunities  in Heart Failure Technologies, March 2004

(2) ABIOMED data registry, 1993-present